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                                                                    Exhibit 23.2



CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statement on Form S-8 filed on or about April 19, 2002 pertaining to the First Financial Bancorp. Thrift Plan and Trust (the "Plan") of our reports (a) dated January 17, 2002, with respect to the consolidated financial statements of First Financial Bancorp. and subsidiaries incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2001, and (b) dated June 22, 2001, with respect to the financial statements and schedules of the Plan included in the Plan's Annual Report on Form 11-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


Ernst & Young LLP

April 12, 2002
Cincinnati, Ohio